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                                                                     EXHIBIT 2.1
                                                                     -----------

                                 STOCK PURCHASE
                                    AGREEMENT
                                 --------------

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made June 27, 1997 among KENDLE INTERNATIONAL INC., an Ohio corporation with its principal place of business in Cincinnati, Ohio, U.S.A. or a wholly owned subsidiary thereof ("Kendle"), BIO-MEDICAL RESEARCH HOLDINGS B.V., UTRECHTSE PARTICIPATIEMAATSCHAPPIJ B.V., P.J. MORRISON, T.S. SCHWARZ, I.M. HOEPELMAN, Ph.
K. PETERSON, J. REMINGTON, M. ROZENBERG-ARSKA and L.G.W. STERKMAN (collectively, the "Sellers").

                                R E C I T A L S:
                                ----------------

         A. Sellers own all of the issued and paid up capital stock of U-GENE RESEARCH B.V., a Netherlands corporation with its registered office in Utrecht ("U-Gene").

         B. Kendle desires to purchase from Sellers, and Sellers desire to sell and assign to Kendle, all of their shares of U-Gene capital stock.

         THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1

                     SALE AND PURCHASE OF THE U-GENE SHARES

         1.1      Shares Being Sold and Assigned.

                  Subject to the terms and conditions of this Agreement, at the Closing each of the Sellers shall sell and assign, at the price and on the terms set forth herein, all of its, his or her shares of U-Gene capital stock to Kendle's subsidiary, Kendle U.K. Inc. The ownership of the shares is set forth on Schedule 1.2.

         At the Closing, Kendle shall accept this sale and assignment of shares of U-Gene capital stock. The transfer of the U-Gene Shares shall be effected by execution at Closing of the notarial deed of transfer of which an agreed draft is attached hereto and Schedule 1.1 and the acknowledgment of such transfer by U-Gene as provided thereon.


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                                      - 2 -

         1.2      Consideration.

                  In full payment for the shares of U-Gene capital stock ("U-Gene Shares") to be sold and assigned to Kendle under Article 1.1, Kendle shall deliver, or cause to be delivered, a purchase price of NLG 30,000,000 (the "Purchase Price"). Of the Purchase Price, NLG 27,000,000 (the "Cash Component") shall be paid to the Sellers in immediately available funds at Closing. The remaining NLG 3,000,000 of the Purchase Price shall be deposited by Kendle at Closing in the form of a Promissory Note in the amount of NLG 3,000,000 in an escrow account established at Keating, Muething & Klekamp, P.L.L. (the "Escrow Agent"), to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement (the "Escrow Agreement"). The form of the Promissory Note and Escrow Agreement are attached hereto and incorporated herein as Exhibit A. The Purchase Price shall be allocated among the Sellers as set forth on Schedule 1.2.

         1.3      Closing.

                  (a) The transfer and assignment of the U-Gene Shares ("Closing") shall occur on the date of the signing of this Agreement. Upon Closing, Kendle shall pay the Cash Component to the Sellers in accordance with
                           Article 1.2 and shall deposit the NLG 3,000,000 Promissory Note with the Escrow Agent pursuant to the Escrow Agreement and the Sellers shall transfer the U-Gene Shares to Kendle in accordance with Article 1.1.

                  (b) Each party shall bear the costs and expenses of its own legal, tax and other advisers. Without limiting the generality of the foregoing, all fees and expenses charged or chargeable by Technomark Consulting Services Ltd. relating to the sale of U-Gene and the U-Gene Subsidiaries shall be borne and paid solely by Sellers (and not by U-Gene).

                  (c) Sellers shall use their best endeavors to obtain or to assist Kendle in obtaining all necessary approvals or consents to transfer of licenses, permits or qualifications of governmental authorities and all required consents of any other relevant third parties, both in and outside the Netherlands (if any).

                                    ARTICLE 2

                    WARRANTIES AND REPRESENTATIONS OF SELLERS

         2.1 Warranties and Representations with Respect to the U-Gene Shares and the Sellers

                  As an inducement to Kendle and recognizing Kendle's reliance thereupon, the Sellers, severally and not jointly and in proportion to the purchase price actually received by each Seller in accordance with Article 1.2, warrant and represent to Kendle with respect to the U-Gene Shares that:

                  (a) each Seller has and will have full power and authority to enter into and perform this Agreement, which constitutes a binding obligation on it, him or her in accordance with its terms;

                  (b) there is no lien, encumbrance or security interest ("Security Interests") on, over or affecting the U-Gene Shares being sold and assigned by such Seller to Kendle hereunder and there is no agreement or arrangement to give or create any such Security Interest; and

                  (c) each Seller is entitled to transfer the full legal and beneficial ownership of the U-Gene Shares owned by such Seller to Kendle on the terms of this Agreement without the consent of any third party.

         2.2 Warranties and Representations With Respect to U-Gene and the U-Gene Subsidiaries

                  As an inducement to Kendle and recognizing Kendle's reliance thereupon, the Sellers, severally and not jointly, warrant and represent to Kendle with respect to U-Gene and the U-Gene Subsidiaries (as defined in Article 2.2(aa)) (U-Gene and the U-Gene Subsidiaries collectively, the "U-Gene Companies") that:

                  (a) U-Gene is a corporation duly organized and validly existing under the laws of the Netherlands. U-Gene has full corporate power and authority to own its assets and to carry on its contract research organization business specifically including all Phase I activities, whether conducted through U-Gene's Clinical Research Unit or otherwise ("CRO Business"), as now being conducted. U-Gene is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which the present conduct of its CRO Business requires such qualification or licensing.

                  (b) The authorized capital shares of U-Gene consist of One Thousand (1,000) registered shares of NLG 1,000 (One Thousand) nominal value per share, of which Two Hundred Ninety-Nine (299) shares are issued and paid up and constitute the U-Gene Shares. The U-Gene Shares have been duly authorized and are validly issued, fully paid up and non-assessable. The U-Gene Shares constitute the whole of the issued and paid up share capital of U-Gene. No person other than the Sellers has any contractual, statutory or other right to acquire shares of capital stock of U-Gene or securities or other instruments exchangeable for or convertible into such shares of capital stock. None of the U-Gene Shares was issued in violation of any law, regulation or ordinance pertaining to the issuance of securities or of any preemptive rights under U-Gene's statutes or under any contract binding upon U-Gene or any of the Sellers. U-Gene does not own, and has no contractual or other right or obligation to acquire, any equity securities or other securities of any other corporation, limited partnership, joint venture or other entity other than the U-Gene Subsidiaries or any direct or indirect equity or other ownership interest in any other business other than the businesses conducted by the U- Gene Subsidiaries. When received by Kendle, the U-Gene Shares will be received free and clear of any and all liens, pledges, encumbrances, charges or other liens of any kind and no share transfer tax will be due or payable by Kendle.

                  (c) Each of the U-Gene Subsidiaries is a corporation duly organized and validly existing under the laws of the Netherlands. Each of the U-Gene Subsidiaries has full corporate power and authority to own its respective assets and to carry on its respective CRO Business as now being conducted. Each of the U-Gene Subsidiaries is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which the present conduct of its respective CRO Business requires such qualification or licensing.

                  (d) The authorized equity securities of UCR (as defined in Article 2.2(aa))consist of Two Hundred (200) registered shares of NLG One Thousand (1,000) nominal value per share, of which Forty (40) shares are issued and paid up and all of which are owned beneficially and of record by U-Gene. All of said shares of UCR capital stock ("UCR Shares") have been duly authorized and are validly issued, fully paid up and non-assessable. None of the UCR Shares was issued in violation of any law, regulation or ordinance pertaining to the issuance of securities or of any preemptive rights under UCR's statutes or under any contract binding upon UCR or U-Gene or any of the Sellers. No person or entity other than U-Gene has any contractual, statutory or other right to acquire shares of UCR capital stock or securities or other instruments exchangeable or convertible into shares of UCR capital stock.

                  (e) The authorized equity securities of URB (as defined in Article 2.2(aa)) consist of Two Hundred (200) registered shares of NLG One Thousand (1,000) nominal value per share, of which Forty (40) shares are issued and paid up and all of which are owned beneficially and of record by U-Gene. All of said shares of URB capital stock ("URB Shares") have been duly authorized and are validly issued, fully paid up and non-assessable. None of the URB Shares was issued in violation of any law, regulation or ordinance pertaining to the issuance of securities or of any preemptive rights under URB's statutes or under any contract binding upon URB or U-Gene or any of the Sellers. No person or entity other than U-Gene has any contractual, statutory or other right to acquire shares of URB capital stock or securities or other instruments exchangeable or convertible into shares of URB capital stock.


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                                      - 5 -

                  (f) The copies of the statutes of the U-Gene Companies as currently in effect, previously delivered to Kendle, are complete and correct. Each of the U- Gene Companies has properly registered with the Trade Register in the district in which it has its corporate seat and has made all necessary filings with such Trade Register.

                  (g) Sellers have delivered to Kendle audited consolidated balance sheets of U- Gene as at December 31 in each of years 1994, 1995 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, together with the report thereon of Moret Ernst & Young Accountants, independent certified public accountants; and an unaudited consolidated balance sheet of U-Gene as at March 31, 1997 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flow for the three (3) months then ended, including in each case the notes thereto (collectively, the "U-Gene Financial Statements"). The U-Gene Financial Statements fairly present in all material respects the consolidated financial condition and consolidated results of operations, changes in stockholders' equity and cash flow of U-Gene and the U-Gene Subsidiaries as at the respective dates of and for the periods referred to in such U-Gene Financial Statements, all in accordance with accounting principles generally accepted in the Netherlands and in compliance with the financial reporting requirements included in Part 9, Book 2 of the Netherlands Civil Code.

                           Seller has also delivered to Kendle true, complete and correct copies of all management letters from U-Gene's independent certified public accountants with respect to years 1994, 1995 and 1996 and of all written responses of U- Gene's management to such letters.

                  (h) Except as set forth in Schedule 2.2(h), none of the U-Gene Companies has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, inchoate, contingent or otherwise) except for liabilities reflected or reserved against in the U-Gene Financial Statements and current liabilities incurred since March 31, 1997 in the Ordinary Course of Business consistent with past custom and practice (including with respect to quantity and frequency) ("Ordinary Course of Business"). Without limiting the generality of the foregoing, except for liabilities reflected or reserved against in the U-Gene Financial Statements or as incurred in the Ordinary Course of Business, none of the U-Gene Companies has any liability or obligation for or with respect to any law, regulation or ordinance relating to the environment or to worker or public safety or health.



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                                      - 6 -

                  (i) All accounts receivable of the U-Gene Companies that are reflected on the U-Gene Financial Statements or on the accounting records of the U-Gene Companies as of the Closing (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the U-Gene Companies' CRO Business. Unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and collectible net of the reserves on the U-Gene Financial Statements and reserves established in the Ordinary Course of Business between the date of the most recent U-Gene Financial Statements and the Closing. Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off under any contracts or arrangement with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable. Schedule 2.2(i) contains a complete and accurate list of all Accounts Receivable as of March 31, 1997, which list sets forth the aging of such Accounts Receivable.

                  (j) The work in progress line items reflected on the U-Gene Financial Statements or on the accounting records of the U-Gene Companies as of the Closing accurately allocate or will accurately allocate income and costs, at historical cost, to bona fide projects conducted for unaffiliated parties for the periods to which the U-Gene Financial Statements or the accounting records pertain and make adequate provision for any expected losses on such projects.

                  (k) Schedule 2.2(k) contains a complete and accurate list of all leasehold and other interests in real property owned by the U-Gene Companies. Sellers have delivered or made available to Kendle true, complete and correct copies of all leases or other instruments by which the U-Gene Companies acquired such interests in real property (collectively, the "Real Property Leases"). None of the U-Gene Companies has received any notice of default with respect to, and is not in default under, any of the Real Property Leases. The facilities leased by the U-Gene Companies pursuant to the Real Property Leases comply with all applicable zoning, land use, health and safety laws and are adequate for the conduct of the U-Gene Companies' CRO Business as currently conducted and as planned to be conducted.

                  (l) Each of the U-Gene Companies has good and marketable title to the assets, tangible or intangible, real, personal or mixed, utilized in its respective CRO Business, free and clear of all liens, pledges, encumbrances, charges, easements, restrictions or rights or other interests of any kind, except as set forth on Schedule 2.2(l).


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                                      - 7 -

                           All equipment and inventory used for or in the conduct of the U-Gene Companies' CRO Business are either owned by U-Gene or the U-Gene Subsidiaries or can be used according to valid agreements to which U-Gene or a U-Gene Subsidiary is a party. The tangible personal property of the U-Gene Companies is, as of the signing of this Agreement, in working condition and adequate and suitable for the U-Gene Companies' CRO Business, except for ordinary wear and tear, and will be maintained under U-Gene's regular maintenance policy until Closing.

                  (m) U-Gene has filed or caused to be filed on a timely basis all income, property and other tax returns that are or were required to be filed by U-Gene or the U-Gene Subsidiaries, either separately or as a member of a group of corporations, pursuant to applicable legal requirements. U-Gene has paid, or has made provision for the payment of, all taxes of any nature, including income, property and other taxes, that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by the Sellers or the U-Gene Companies excepting only such taxes, if any, listed on Schedule 2.2(m), as are being contested in good faith and as to which adequate reserves (determined in accordance with Netherlands generally accepted accounting principles) have been provided on the U-Gene Financial Statements. Schedule 2.2(m) also sets forth a complete and accurate list of all tax audits since 1991, including all ongoing tax audits, of or relating to the U-Gene Companies, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of any such audit have been paid, reserved against or settled. There is no tax sharing agreement that will require any payment by the U-Gene Companies after the date of this Agreement.

                  (n) The U-Gene Companies have duly withheld or collected, and to the extent required, paid to the proper governmental authority or other person all taxes, including all VAT and social insurance taxes, that the U-Gene Companies are legally required to withhold, collect and pay.

                  (o) U-Gene has paid, or has made provision for the payment of, all social insurance, pension, deferred compensation and other employee benefit payments required to be made by the U-Gene Companies with respect to their employees and agents. The consummation of the transactions contemplated by this Agreement will not result in the payment, vesting or acceleration of any benefit available to the employees of the U-Gene Companies under any plan of social insurance or pension or other employee benefit plan or under any employment contracts or other arrangements.

                  (p) The conduct and operation of the U-Gene Companies' CRO Business have been and are in conformity with all applicable laws and regulations (including, without limitation, laws and regulations relating to the environment or to public or worker safety or health), and none of the U-Gene Companies or any of their respective employees has received any notice asserting or suggesting any failure, or potential failure, to comply with or conform to any such laws or regulations. The U-Gene Companies or their respective employees possess all licenses, permits and qualifications ("Permits") required for the conduct of the U-Gene Companies' CRO Business as currently conducted and as planned to be conducted. All such Permits are valid and in full force and effect and neither the U-Gene Companies nor any of their respective employees has received any notice of any cancellation, suspension, revocation or non-renewal of any such Permit.

                  (q) Excepting only as set forth on Schedule 2.2(q), to the best knowledge, after due inquiry, of the members of the management team of U-Gene, none of the U-Gene Companies have entered into any enforceable contracts, agreements or other arrangements or otherwise committed to make any capital expenditures, including (without limitation) capital expenditures to construct or expand facilities for the conduct of the U-Gene Companies' CRO Business. For purposes of this Agreement, "the members of the management team of U-Gene" means T. S. Schwarz, P. J. Morrison, L.G.W. Sterkman and Jenny Wakelin.

                  (r) To the best knowledge, after due inquiry, of the members of the management team of U-Gene, none of the U-Gene Companies is in violation of or has breached any licensing agreement with respect to patents, trademarks, copyrights or other intellectual property. To the best knowledge, after due inquiry, of the members of the management team of U-Gene, all of the patents, trademarks, copyrights and other intellectual property used by the U-Gene Companies in the conduct of their respective CRO Business are either owned by the U-Gene Companies or can be used according to valid licensing agreements to which the U-Gene Companies are party. To the best knowledge, after due inquiry, of the members of the management team of U-Gene, none of the patents, trademarks, copyrights or other intellectual property utilized by the U-Gene Companies in the conduct of their CRO Business infringes on the intellectual property rights of any third party;

                  (s) Other than the Real Property Leases, each contract, agreement, commitment or understanding to which U-Gene or a U-Gene Subsidiary is a party that is: (i) material to U-Gene's or that U-Gene Subsidiary's CRO Business; or (ii) involves the payment by, or to, U-Gene or either U-Gene Subsidiary of more than NLG 50,000 in any twelve (12) month period; or (iii) was entered into with any of the Sellers or any affiliate of any of the Sellers; or (iv) was entered into other than in the ordinary course of U-Gene's or that U-Gene Subsidiary's CRO Business, is listed on Schedule 2.2(s) (collectively, the "Material Contracts"); PROVIDED, HOWEVER, with respect to contracts entered into with customers, only a standard contract form is listed on Schedule 2.2(s), and Sellers represent that such contract form is the standard form customers enter into. None of the U-Gene Companies has received notice of default with respect to and none of the U-Gene Companies is in default under any of the Material Contracts, including all customer contracts.

                  (t) To the best knowledge, after due inquiry, of the members of the management team of U-Gene, none of the U-Gene Companies has entered into any agreements, undertakings or commitments which would in any material way prevent or restrict its CRO Business in continuing or further developing its business currently conducted in the Netherlands or any other country where any of the U-Gene Companies has conducted its CRO Business during the last two (2) years or would legally prevent or restrict its ability to compete with other companies.

                  (u) Unless otherwise listed in Schedule 2.2(u), no law suits with a value of NLG 50,000 or more, administrative proceedings or investigations against any of the U-Gene Companies or the U-Gene Companies' CRO Businesses has been initiated, notified, or to the best knowledge of Sellers threatened to, any of the U-Gene Companies or the U-Gene Companies' CRO Businesses, nor are any material circumstances known to the board of management of U-Gene that would make the initiation of any such law suits, administrative proceedings or investigations appear likely to occur.

                  (v) Since December 31, 1996, to the best knowledge, after due inquiry, of the members of the management team of U-Gene, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition, financial or otherwise, of the U-Gene Companies, taken as a whole, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  (w) None of the information concerning the U-Gene Companies or their CRO Business or the Sellers that U-Gene or the Sellers will supply Kendle for use in the registration statement (a copy of such information is attached as Schedule 2.2 (w)) Kendle intends to file with the U.S. Securities and Exchange Commission will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.

                  (x) Schedule 2.2(x) contains a complete and accurate list of the following information for each employee or director of U-Gene or the U-Gene Subsidiaries, including each employee on leave of absence or layoff status: name; job title; professional qualifications; Permits held; current compensation paid or payable and any change in compensation since January 1, 1996; vacation accrued; service credited for purposes of eligibility and vesting under any social insurance or employee benefit plan or under any employment contracts or other arrangements and the employment contracts for members of management.

                  (y) No representation or warranty of Sellers in this Agreement and no statement in any Schedule or Exhibit hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. None of the Sellers knows of any information which is, or which may reasonably be regarded as, material to an accurate appraisal of the CRO Business, assets, liabilities and affairs of the U-Gene Companies and which has not been disclosed to Kendle.

                  (z) Neither Kendle nor any of the U-Gene Companies shall have any liability to Collaborative Clinical Research, Inc. ("CCR") or other party claiming by or through CCR for or with respect to a claim that the transactions contemplated by this Agreement violate or require a payment to be made to CCR pursuant to the terms of any agreement or understanding between CCR and any of the U-Gene Companies or any of the Sellers.

                  (aa) The transaction contemplated by this Agreement requires no governmental approvals or consents to transfer of licenses, permits or qualifications from any country in which U-Gene or its subsidiaries, U-Gene Clinical Research B.V. ("UCR") and U-Gene Research Biotechnology B.V. ("URB") (collectively, the "U-Gene Subsidiaries"), is active or markets its products and services, including the Netherlands, the United Kingdom, Italy, Germany, the Czech Republic and Israel.

                  (bb) To the best knowledge, after due inquiry, of the members of the management team of U-Gene and review of at least five of the largest customer contracts, there are no contracts, leases or other agreements that contain a change of control provision except as set forth on Schedule 2.2(bb).

                  (cc) Schedule 2.2(cc) contains a complete and accurate list of all customer contracts in excess of NLG 1,500,000.

         2.3      Breach of Warranty or Representation Reduces Purchase Price

                  The amount of any successful claim against the Sellers under this Agreement for breach of warranty or representation shall be deemed to constitute a reduction in the Purchase Price with each Purchaser being liable in proportion to the Purchase Price such Purchaser actually received.

         2.4 No Warranties and Representations Other than as Contained in Agreement

                  No representations or warranties, express or implied, statutory or otherwise, made by the Sellers or their professional advisers on their behalf to Kendle in connection with, or arising out of, the acquisition of the U-Gene Shares and which are not contained in this Agreement, shall give rise to any liability on the part of the Sellers and Kendle acknowledges that it has not entered into this Agreement in reliance upon any representation or promise other than those in this Agreement.

                                    ARTICLE 3

                    WARRANTIES AND REPRESENTATIONS OF KENDLE

         3.1      Warranties and Representations of Kendle

                  As an inducement to the Sellers and recognizing the Sellers' reliance thereupon, Kendle warrants and represents to the Sellers that:

                  (a) Kendle is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, U.S.A. Kendle has full power and authority to own its assets and to carry on its contract research organization business as now being conducted. Kendle is duly qualified or licensed to do business as a foreign corporation in all jurisdictions in which the present conduct of its business requires such qualification or licensing.

                  (b) The copy of the Articles of Incorporation and Regulations of Kendle as currently in effect, previously delivered to the Sellers, is complete and correct.

                  (c) The execution, delivery and performance of this Agreement by Kendle has been authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of Kendle, enforceable against Kendle in accordance with its terms. Kendle has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other documents to be delivered by Kendle hereunder and to perform its obligations under this Agreement and such other documents.

                  (d) No representation or warranty of Kendle in this Agreement and no statement in any Schedule or Exhibit hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         3.2 No Warranties and Representations Other than as Contained in Agreement

                  No representations or warranties, express or implied, statutory or otherwise, made by Kendle or its professional advisers on its behalf to the Sellers in connection with, or arising out of, the acquisition of the U-Gene Shares and which are not contained in this Agreement, shall give rise to any liability on the part of Kendle and the Sellers acknowledge that they have not entered into this Agreement in reliance upon any representation or promises other than those in this Agreement.

                                    ARTICLE 4

             OPERATION OF U-GENE'S CRO BUSINESS PENDING THE CLOSING

                  Except as set forth on Schedule 4, from April 15, 1997 through the Closing Date Sellers have caused U-Gene to operate the U-Gene Companies' CRO Business strictly in the Ordinary Course of Business and as previously conducted, have caused U-Gene to use its best efforts to keep available to Kendle the services of U-Gene's and the U-Gene Subsidiaries' present key employees and have caused the U-Gene Companies to preserve for Kendle the goodwill of the U-Gene Companies' suppliers, clients and others having business relations with the U-Gene Companies. Sellers did not cause U-Gene and the U-Gene Subsidiaries to do any of the following without written disclosure to Kendle.

                  (a) made any changes in employee compensation, bonuses or benefits, other than customary annual adjustments;

                  (b) created, assumed, incurred, paid or discharged any claim, lien, encumbrance or liability other than in the ordinary course of business;

                  (c) purchased, sold, assigned, leased, exchanged or otherwise disposed of assets other than in the ordinary course of business;

                  (d) entered into, renewed, extended, modified, terminated, waived any right under or incurring any additional liability under any Material Contract (other than in the Ordinary Course of Business);

                  (e) except for dividends with respect to 1996 in amounts not to exceed NLG 264,755, declared or paid any dividends or other distributions to Sellers or purchased or redeemed any of its shares of capital stock;

                  (f) made any investment in or loan to Sellers or any of their affiliates or any third party;

                  (g) made any expenditure for, or incurred any obligations in respect of fixed assets, fixtures and other capital items (except those expenditures and obligations (and in the accounts) listed on Schedule 2.2(q));

                  (h)      entered in to any consulting agreement;

                  (i) entered into licensing or purchase or sale agreements with respect to any inventions, know-how or other intellectual property.

                                    ARTICLE 5

                    SELLERS' OBLIGATION TO KENDLE AT CLOSING

         5.1      Opinion of Counsel to the Sellers

                  At Closing, Kendle's bank shall have received the legal opinion of counsel to the Sellers in the form customarily given in this type of transaction.

         5.2 Termination of Consulting or Other Agreements With Supervisory Board Members

                  As of the Closing Date, the U-Gene Companies shall have terminated, without cost to any of the U-Gene Companies, each of the consulting or other agreements with supervisory board members of the U-Gene Companies, except for (i) the agreement with Prof. dr J. Verhoef and (ii) those contracts and agreements listed on Schedule 5.2.

                                    ARTICLE 6

                       INDEMNIFICATION AND OTHER REMEDIES

         6.1      Survival of Representations and Warranties

                  The representations and warranties of each party contained herein shall be true as of the Closing Date (except for representations and warranties that are made as of a specific date [which shall have been true as of such date])and shall survive until December 31, 1998; provided that in respect of the representations regarding taxes in Articles 2.2(m), 2.2(n) and 2.2(o) the expiry date shall not be until 6 months after the period for assessments or audits by the respective governmental authority has expired.

                  The aforementioned expiry dates are deadlines within which the party making a claim must have sent a written notification of the claims explaining the grounds herefor in reasonable detail.

         6.2      Notice of claims

                  Upon discovery of any misrepresentation contained in any of the Articles of this Agreement, Kendle shall give Sellers written notice of such claims and a statement in reasonable detail of the reasons therefor, provided, however, that failure to notify Sellers shall not release Sellers from their obligations under this Agreement with respect to such misrepresentation, but Kendle shall be fully responsible for any damages to Sellers caused by any such failure to so notify Sellers as required above.

         6.3      Indemnities

                  (a)      By the Sellers

                           Sellers agree, severally and not jointly and in proportion to the purchase price received by each Seller in accordance with Article 1.2, to indemnify and hold Kendle harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits, damages, including without limitation, interest and penalties, counsel fees (all such claims, demands, losses, costs, expenses, etc., being referred to herein collectively as "Claims") and all amounts paid in settlement of any such Claims which may be asserted against Kendle or which Kendle shall incur or suffer, and which arise out of or result from the breach of any representation, warranty or agreement of Sellers contained herein or from any claim for compensation or for reimbursement of expenses made by Technomark Consulting Services Ltd. relating to the transactions contemplated by this Agreement or from any claim for damages, compensation or reimbursement of expenses, including under any theory, in contract or in tort, asserted by CCR or any party claiming by or through CCR. In determining the quantum of damages under this Article, appropriate adjustments shall be made for tax benefits.

                  Any compensation in relation to breach of warranties shall be settled as instructed by Kendle. Kendle shall ensure that the U-Gene Companies do not acknowledge any liability or reach a settlement with respect to a fact or circumstance which may lead or has led to a breach of a warranty without Sellers' prior written consent.

                  (b)      By Kendle

                           Kendle agrees to indemnify and hold Sellers (and each of them) harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits, damages, including without limitation, interest and penalties, counsel fees (all such claims, demands, losses, costs, expenses, etc., being referred to herein collectively as "Claims") and all amounts paid in settlement of any such Claims, which may be asserted against Sellers or which Sellers shall incur or suffer, and which arise out of or result from the breach of any representation, warranty or agreement of Kendle contained herein, or from the operation of U-Gene or the U-Gene Subsidiaries after Closing.

                  (c)      Defense of All Claims

                           Promptly after receipt of notice of the commencement of any action, or the assertion by any third party of any Claim with respect to which Kendle or Sellers are entitled to indemnification, the party receiving the notice shall promptly notify the other party in writing of the commencement of such action or the assertion of such Claims, provided however, that failure to so notify shall not relieve the indemnifying party of its obligation to indemnify but shall make the other party fully responsible for any damages caused by any such failure to the indemnifying party. The indemnifying party, at its option, may elect to take charge of and control the defense of any Claim, provided that the indemnifying party shall agree to pursue the defense of such Claim in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued and has acknowledged liability under Article 6.3 in writing. The indemnifying party has to give reasonable consideration to the legitimate business interest of the other party and their business. If the indemnifying party elects to assume the defense of any such action in accordance with the second preceding sentence, the indemnified party shall be nevertheless entitled to participate (at its own expense) in said defense. In all cases, the parties shall at all times reasonably cooperate with each other in the defense of a Claim and shall make their respective personnel and relevant records reasonably available to the other for purposes of defense of a Claim.

         6.4      Liability Limitation

                  In no event, shall any party be responsible under this Agreement to any other for indirect and consequential damage except with respect to breaches or violations of Article 9 hereof.

                  No party hereto shall have an obligation towards the others under a warranty or related statutory claim unless and until the aggregate amount of such claims against such party exceeds NLG 450,000, or the equivalent in any other currency, and if so, then the entire amount in excess of NLG 450,000 shall be payable to the other party.

                  The total aggregate liability of the Sellers, on the one hand, or of Kendle, on the other, in respect of any matter arising in connection with this Agreement shall not exceed an amount of NLG 22,500,000.

                  Kendle has no right to invoke a breach of a warranty or a related statutory claim (a "Breach") in the event:

                  (a) the fact, the circumstance or the event which was the cause of the Breach is contained or referred to in reasonable detail in this Agreement or in the Schedule attached to this Agreement;

                  (b) the Breach would not have occurred without an amendment in the legislation, regulations or in case law which occurred after the date of this Agreement;

                  (c) the Breach is a result of a change after Closing in the accounting principles and methods, applied by the U-Gene Companies;

                  (d) the Breach would not have occurred without an act or a failure to act by Kendle or the U-Gene Companies after Closing, or by a person whose act or failure to act after Closing may be attributed to Kendle or the U-Gene Companies.

         6.5      Escrow

                  To secure Seller's obligations under this Article 6, the Promissory Note shall be held under the Escrow Agreement and Kendle shall first apply its claims to the Promissory Note before seeking recourse against the Sellers.

                                    ARTICLE 7

                            INDEMNIFICATION OF KENDLE
                                FOR CLAIM BY CCR

         Under Article 2.2(z) Sellers made certain representations and warranties with respect to CCR. As an inducement to Kendle and recognizing Kendle's reliance thereupon, Sellers agree, severally and not jointly and in proportion to their respective ownership of the U-Gene Shares as follows:

                  (a) Sellers agree, severally and not jointly and in proportion to the purchase price received by each Seller in accordance with Article 1.2, to indemnify and hold Kendle, U-Gene and the U-Gene Subsidiaries harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits, damages, including without limitation, interest and penalties, counsel fees (all such claims, demands, losses, costs, expenses, etc., being referred to herein collectively as "Claims") and all amounts paid in settlement of any such Claims which may be asserted against Kendle, U-Gene or the U-Gene Subsidiaries or which Kendle, U-Gene or the U-Gene Subsidiaries shall incur or suffer, and which arise out of or result from the breach of any representation, warranty or agreement of Sellers contained herein or from any claim for damages, compensation or reimbursement of expenses, including under any theory, in contract or in tort, asserted by CCR or any party claiming by or through CCR as a result of the termination of U-Gene's Agreement with CCR. In determining the quantum of damages under this Article, appropriate adjustments shall be made for tax benefits.

         Kendle shall ensure that the U-Gene Companies do not acknowledge any liability or reach a settlement with respect to a fact or circumstance which may lead or has led to a breach of a warranty without Sellers' prior written consent.

                  (b)      Defense of All Claims

                           Promptly after receipt of notice of the commencement of any action, or the assertion by any third party of any Claim with respect to which Kendle is entitled to indemnification, Kendle shall promptly notify the Sellers in writing of the commencement of such action or the assertion of such Claims, provided however, that failure to so notify shall not relieve the Sellers of their obligation to indemnify. Sellers at their option, may elect to take charge of and control the defense of any Claim, provided that Sellers shall agree to pursue the defense of such Claim in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued and has acknowledged liability under Article 8A in writing. Sellers have to give reasonable consideration to the legitimate business interest of Kendle and their business. If Sellers elect to assume the defense of any such action in accordance with the second preceding sentence, Kendle shall be nevertheless entitled to participate (at its own expense) in said defense. In all cases, the parties shall at all times reasonably cooperating with each other in the defense of a Claim and shall make their respective personnel and relevant records reasonably available to the other for purposes of defense of a Claim.

                  (c)      Liability Limitation

                           Kendle and Sellers agree that Sellers shall have full liability with respect to this CCR indemnity and this CCR indemnity shall not be limited by Section 6.4 and shall be in addition to any right Kendle may have under Article 6.

                  (d)      Bank Guaranty

                           The Seller shall deliver to Kendle a bank guaranty, in the form attached hereto and incorporated herein as Exhibit C, in the amount of NLG 1,000,000 to secure Sellers' obligation under this indemnity. The bank guaranty shall remain effective until June 30, 1998.

                  (e)      Survival of Representations.

                           The representation and warranty under Article 2.2(z) shall survive the Closing and shall not expire.

                                    ARTICLE 8

                                    INSURANCE

Sellers warrant that certain insurable risks of U-Gene or the U-Gene Subsidiaries are covered as of the date hereof through Closing by insurance policies, as shown on Schedule 8. Any payments received from insurance companies by Sellers after the Closing in respect of insured risks of U-Gene or the U-Gene Subsidiaries shall be passed on to U-Gene.

                                    ARTICLE 9

                            NON-COMPETE UNDERTAKING

         Until December 31, 1999, Sellers, and Prof. dr. J. Verhoef (since he is a shareholder of Bio-Medical Research Holdings B.V.) shall neither directly nor indirectly be engaged, interested or concerned (whether as shareholder or director) in any business that competes with U-Gene or the U-Gene Subsidiaries in the Netherlands, Germany, Belgium, France, Italy, the United Kingdom, the Czech Republic or Israel in the field of clinical contract research for the pharmaceutical industry. Until December 31, 1999, Sellers and Prof. dr. J. Verhoef shall not solicit any employees or clients of U-Gene or the U-Gene Subsidiaries without the prior written consent of Kendle. Notwithstanding the foregoing: (i) drs I.M. Hoepelman, Ph.K. Peterson M.D., J.S. Remington M.D., dr
M. Rozenberg and Prof. dr. J. Verhoef are professors and medical doctors at University Hospitals and therefore they are permitted to continue all activities that are in the ordinary course of their duties (consistent with their activities prior to the date of this Agreement), which includes participation in clinical research projects for the pharmaceutical industry, (ii) Sellers and Prof. dr. J. Verhoef are permitted to invest in publicly traded contract research organizations provided such investment is as a passive investor and does not amount to more than Five Percent (5%) of the stock of such public traded contract research organization and (iii) the non-compete provisions of this Article 9 shall only apply to T. S. Schwarz until December 31, 1997. Sellers agree to cause Jenny Wakelin to sign and deliver at Closing an agreement containing non-compete undertakings similar to the undertakings under this Article 10 which shall apply until December 31, 1998, a copy of which is attached as Article 9. The provisions of this Article 9 shall not modify or change any employment agreement or other contract currently in effect between any Seller and U-Gene and the U-Gene Subsidiaries.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

         10.1     Further Assurances

                  Each party agrees to make its best effort to cause the conditions herein set forth to be satisfied at or prior to Closing. Each of the parties agree to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder. Each party further agrees to make all reasonable efforts to cooperate with the other in post-Closing matters that may arise in regard to taxes and the like and to provide U-Gene with the benefits of all contracts or permits which may be affected by the change of control of U-Gene.

                  Sellers shall use its best efforts to assist and to cause U-Gene's independent auditors to assist (and render the audit opinion on the financial statements described below) Kendle in preparation of such audited financial statements for U-Gene as are necessary to enable Kendle to comply with the reporting requirements promulgated under the Securities and Exchange Act of 1934, as amended, in the United States. Kendle shall be responsible and pay for all reasonable fees to U-Gene's independent auditors for such assistance; provided, however, that to the extent that U-Gene's independent auditors efforts in respect of the above financial statements are also applicable to the preparation and certification of U-Gene's regular year end financial statements, such efforts shall be for the account of and shall be paid by Sellers.

         10.2     Notices

                  All notices made pursuant to this Agreement shall be valid only if made by a person authorized to receive notices as per below by Kendle or the Sellers, as the case may be, and sent by registered mail, return receipt requested or facsimile, to the parties at the addresses set forth below, or as set forth in any notice of change of address given in writing in the manner prescribed herein to all other parties.

     If to Kendle:                    KENDLE INTERNATIONAL INC.
                                      700 Carew Tower
                                      441 Vine Street
                                      Cincinnati, Ohio  45202
                                      Attention:  Timothy M. Mooney
                                                  Chief Financial Officer

     with a required copy to:         KEATING, MUETHING & KLEKAMP, P.L.L.
                                      1800 Provident Tower
                                      One East Fourth Street
                                      Cincinnati, Ohio  45202
                                      Attention:  William J. Keating, Jr., Esq.

     If to Sellers:                   Bio-Medical Research Holdings B.V.
                                      Attention:  Prof. dr. J. Verhoef
                                      Aristoteleslaan 36
                                      3707 EM Zeist

                                      Utrechtse ParticipatieMaatschappij B.V.
                                      Attention:  Mr.H. Bujak
                                      Galileilaan 35
                                      3584 BC Utrecht

                                      P.J. Morrison, Pharm. D.
                                      Valeriusstraat 298
                                      1075 GD Utrecht

                                      Drs. T.S. Schwarz
                                      Da Costalaan 2
                                      3723 DV Bilthoven

                                      Dr. I.M. Hoepelman
                                      Prins Hendriklaan 33
                                      3583 EC Utrecht

                                      Mr. Ph.K. Peterson, M.D.
                                      4822 Russell Avenue South
                                      Minneapolis, Minnesota 55410
                                      USA

                                      Mr. J.S. Remington, M.D.
                                      860 Bryant Street
                                      Palo Alto, California 94301
                                      USA

                                      Dr. M. Rozenberg-Arska
                                      Sweelincklaan 41
                                      3723 JB Bitlthoven

                                      L.G.W. Sterkman, M.D.
                                      Griffensteynselaan 77
                                      3703 AD Zeist

         10.3     Choice of Law

                  This Agreement shall be governed by and construed in accordance with the substantive laws of the Netherlands.

         10.4     Assignment

                  This Agreement may not be assigned by any party without the prior written consent of the other party; PROVIDED, however, that Kendle may assign its rights hereunder to a wholly owned subsidiary (it being understood that Kendle shall, notwithstanding such assignment, remain fully liable to Sellers with respect to the performance of its obligations hereunder) and may also collaterally assign its rights hereunder to its bank lenders.

         10.5     Waiver

                  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other terms, provisions or conditions of this Agreement.

         10.6     Severability

                  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction or any other provision herein. Any invalid or unenforceable provision shall be replaced by such reasonable provision as comes closest to what the parties wanted or would have wanted to apply in accordance with the meaning and purpose of this Agreement if they had considered such invalidity or unenforceability when entering into this transaction. This shall also apply to the identification of an obligation in terms of amount or time (period or date). The parties further agree that they will lay down in writing and in a proper form the rule applicable pursuant to the foregoing sentences by formally amending this Agreement.

         10.7     Announcements

                  Kendle and Sellers shall cooperate in the preparation of any announcements regarding the transaction contemplated by this Agreement. Except as required by applicable law (in which case such announcing party shall prior thereto advise the other party), no party shall issue any announcement regarding the transactions contemplated hereby without the prior consent of the other, which consent shall not be unreasonably withheld.

         10.8     Entire Agreement

                  This Agreement (including all attachments) constitutes the entire understanding between the parties with respect to the subject matter hereof, supersede all negotiations, prior discussions and preliminary agreements. Neither party gives any warranty or accepts any liability in addition to those expressly stated in this Agreement. This Agreement may not be changed except by written instrument executed by all parties. The headings of this Agreement are not a part of this Agreement but are for convenience purposes only.

         10.9     Jurisdiction; Venue

                  The parties hereto irrevocably submit and consent exclusively to the jurisdiction of the courts in Utrecht, Netherlands with respect to any proceeding instituted by any party to this Agreement to enforce or to interpret the provisions of this Agreement. The parties hereto further irrevocably agree that venue in any of such courts shall be proper and covenant that they shall not object to such venue or seek to transfer venue by motion for forum inconveniens or otherwise.

                     (remainder of page intentionally blank)

         IN WITNESS WHEREOF, the undersigned have hereunto set their respective hands effective as of the date and year first above written.

                                      KENDLE INTERNATIONAL INC.

                                      By: /s/ Timothy M. Mooney
                                          --------------------------------------
                                             Name: Timothy M. Mooney
                                             Title: V.P. - CFO

                                      BIO-MEDICAL RESEARCH HOLDINGS B.V.

                                      By: /s/ Prof. Dr. J. Verhoef
                                          --------------------------------------
                                             Name: Prof. Dr. J. Verhoef
                                             Title: Director

                                      UTRECHTSE PARTICIPATIEMAATSCHAPPIJ B.V.

                                      By: /s/ H.N.V. Middendorp
                                          --------------------------------------
                                             Name: H.N.V. Middendorp
                                             Title: Director

                                      /s/ P. J. Morrison
                                      ------------------------------------------
                                      P.J. MORRISON

                                      /s/ T. S. Schwarz
                                      ------------------------------------------
                                      T.S. SCHWARZ

                                      /S/ I. M. Hoepelman
                                      ------------------------------------------
                                      I.M. HOEPELMAN

                                      /S/ Ph. K. Peterson
                                      ------------------------------------------
                                      Ph.K. PETERSON

                                      /S/ J. Remington
                                      ------------------------------------------
                                      J. REMINGTON

                                      /S/ M. Rozenberg-Arska
                                      ------------------------------------------
                                      M. ROZENBERG-ARSKA

                                      /S/ L. G. W. Sterkman
                                      ------------------------------------------
                                      L.G.W. STERKMAN